Exhibit 99

Contact Info: Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., October 15, 2019 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company") (NASDAQ:EBTC)

On October 15, 2019, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.16 per share to be paid on December 2, 2019 to shareholders of record as of November 11, 2019.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, digital banking options, and insurance services. Enterprise Bank also provides a range of wealth management, wealth services and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is also in the process of establishing branch offices in the Massachusetts communities of Lexington and North Andover and anticipates that these offices will open in the late fall of 2019 and late spring 2020, respectively.